Execution Version
EXHIBIT 10.1
March 29, 2021

Blake Wakefield
6078 Foothill Drive
Highland, Utah 84003

    Re:    New Role Going Forward
Dear Blake:
As we have discussed, the purpose of this letter agreement (this “Agreement”) is to set forth our mutual agreement regarding the terms and conditions of your new role with PROG Holdings, Inc., and its subsidiaries and related entities (“PROG”). Please review this Agreement carefully and, if you are in agreement with the terms contained herein, please sign and return it to John Karr.
1.    New Role and Term.
(a)    You will resign from employment with PROG and all offices of PROG (including, but not limited to, the President and Chief Revenue Officer positions) effective as of April 1, 2021 (your “Resignation Date”). You will no longer be an employee or officer of PROG after the Resignation Date.
(b)    For a 12-month period beginning on April 1, 2021 (the “Transition Services Period”), you will serve as a consultant and independent contractor to PROG pursuant to which you will provide transition and consulting services to PROG as further described below.
(c)    During the Transition Services Period, you will be required to perform such transition and consulting services as may be reasonably requested by PROG from time to time, including by:
(i)    assisting PROG management with respect to transitioning your role and responsibilities,
(ii)    assisting PROG with respect to any resolved, pending or future regulatory matters, and
(iii)    assisting PROG with respect to stakeholder communications and its relationships with its POS partners.
    (d)    During the Transition Services Period, you will be providing any services as an independent contractor. You will not be treated as an employee for federal tax purposes with respect to any services performed for the Company under this Agreement; provided, however, that any compensation, including but not limited to any annual bonus and equity compensation for 2021 and 2022, provided under Section 2 below that is considered a Form W-2

Blake Wakefield
March 29, 2021

wage under applicable law will be treated as such and will be subject to all required reporting, withholdings and deductions.
You will be reimbursed for all reasonable business expenses you incur during the Transition Services Period in accordance with PROG’s expense reimbursement policies. During the Transition Services Period, you will not be discouraged or prohibited from seeking employment with, or being employed by, any other entity; provided, however, that any such employment, and your actions in connection therewith, are consistent with the restrictive covenants you have entered into in connection with this Agreement and any other agreement between you and PROG.
2.    Consulting Fees, 2021 Annual Bonus and Equity Vesting.
(a)    During the Transition Services Period and subject to compliance with the terms of this Agreement, you will be paid a consulting fee at the rate of $5,000 per regularly scheduled PROG payroll period during the Transition Services Period.
(b)    As your employment will end on your Resignation Date, you will not be eligible to participate in PROG’s benefits plans during the Transition Services Period. Participation in all benefit plans of PROG will end on your Resignation Date in accordance with the terms of such plans.
(c)    You will be granted a 2021 annual cash incentive award, pro-rated based on your Resignation Date. Your annual cash incentive award for 2021, if any, will be paid on a pro rata basis (based on your Resignation Date) as promptly as practicable after the Compensation Committee determines whether the applicable performance metrics were met for the full 2021 fiscal year, which typically occurs within 90-days of year-end.
(d)    Schedule 1 attached hereto correctly sets forth, as of April 1, 2021, all of your rights and interests in unvested equity or equity-based awards previously granted to you under PROG’s incentive plans. Such awards will be administered in accordance with their respective plan and award documents, provided, however, that (i) for purposes of such awards, you will be deemed to not have experienced a termination of employment any time prior to April 1, 2022, such that you will vest in all awards that are scheduled to vest prior to such date and (ii) for purposes of all stock option award agreements, you will have the right to exercise vested options until May 30, 2022. Any performance-based awards that may vest on or before April 1, 2022 will be treated in the same manner as those held by members of the PROG executive team with respect to determinations of achievement of applicable performance metrics. The timing of settlement of all awards subject to continued vesting under this paragraph will be unchanged and will continue to be governed by the applicable award agreements.
(e)    You will not be entitled to any severance payments or other termination benefits as a result of your resignation on the Resignation Date and any severance plans, agreements, programs, commitments, communications or other arrangements are hereby superseded and made null and void. The fees, incentive award and equity commitments in this

Blake Wakefield
March 29, 2021

Section 2 of this Agreement are the sole remuneration to be provided to you subsequent to the Resignation Date.
3.    Other Agreements. This Agreement sets forth the entire agreement between you and PROG pertaining to the subject matter hereof. This Agreement supersedes all prior agreements addressing severance or separation pay or benefits between you and PROG.
4.    General Release. Notwithstanding anything contained in this Agreement to the contrary, PROG’s obligations hereunder are subject to the satisfaction of the following conditions: (a) you execute and deliver to PROG no later than 21 calendar days after your Resignation Date and after the end of the Transition Services Period the general release attached hereto as Exhibit A, which also includes confidentiality, trade secrets and restrictive covenant obligations, (the “Release Agreement”); (b) you do not revoke either of the Release Agreements within seven calendar days after their respective executions; and (c) each of the Release Agreements becomes effective and irrevocable in accordance with its terms.
5.    Governing Law. This Agreement will be construed in accordance with the laws of the State of Utah without regard to choice or conflict of law principles. The language of all parts of this Agreement will be construed as a whole, according to its fair meaning, and not strictly for or against either party.
6.    No Reliance. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
7.    Assignment. Your rights and benefits under this Agreement are personal to you and therefore (a) no such right or benefit will be subject to voluntary or involuntary alienation, assignment or transfer; and (b) you may not delegate your duties or obligations hereunder. This Agreement will inure to the benefit of and be binding upon PROG and its successors and assigns.
8.    Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
[Remainder of page intentionally left blank.]

Blake Wakefield
March 29, 2021

    Blake, I appreciate your loyal service to PROG over the years. We wish you and your family all the best.

Sincerely,

PROG Holdings, Inc.

_________________________________
Steven A. Michaels
Chief Executive Officer

AGREED TO:

_________________________________
Blake Wakefield

Date: ____________________________

Blake Wakefield
March 29, 2021

SCHEDULE 1
Summary of Unvested Equity Awards
(as of April 1, 2021)
    Illustrative PRG Share Price: $55.00

Grant Date	Strike Price	Spread	Vest 2022	Value*
2/21/2019	$ 49.97	$ 5.03	6,147	$ 30,919
2/25/2020	$ 39.39	$ 15.61	9,596	$ 149,794
Sub Totals			15,743	$ 180,713

Grant Date	RSAs/RSUs Unvested	PSUs Unvested	Vest 2022	Value*
2/21/2019	2,212	3,879	6,091	$ 335,005
2/25/2020	6,744	14,032	10,388	$ 571,340
7/31/2020	31,173	0	10,391	$ 571,505
Sub Totals	40,129	17,911	26,870	$ 1,477,850

			Illustrative Total Value	$ 1,658,563*

*Value of equity awards shown for illustrative purposes only and based on a $55.00 PRG stock price. Actual value may vary based on actual PRG stock price. Value column also shows only the value of the equity awards that will vest in 2022.

Blake Wakefield
March 29, 2021

EXHIBIT A
SEPARATION, WAIVER AND RELEASE AGREEMENT
This Separation, Waiver and Release Agreement (this “Agreement”) by and between PROG Holdings, Inc. (the “Company”) and Blake Wakefield (“You” or “Your”) (collectively, the “Parties”) is entered into and effective as of April 1, 2021 (the “Effective Date”). The Company executes this Agreement for itself and on behalf of its subsidiaries, affiliates, and all related companies, as well as each of their respective current and former officers, directors, shareholders, members, managers, employees, agents, other representatives and any employee benefits plans and any fiduciary of those plans (the “PROG Group”) and for purposes of Sections 3, 4 and 5 below, “Company” will mean the Company and the PROG Group.
1.Resignation Date and Transition. The Parties agree that Your employment with the Company will terminate effective March 31, 2021 (the “Resignation Date”). As of the Resignation Date, You may no longer act as an agent on behalf of the Company, You are relieved of all further duties and responsibilities, and You are no longer authorized to transact business or incur any obligations, or liabilities on behalf of the Company; nevertheless, You must faithfully, diligently, and industriously perform those duties as requested (and only to the extent authorized) by the Company pursuant to your letter agreement with the Company dated March _, 2021 (the “Letter Agreement”), which is fully incorporated herein by this reference.
2.Separation Benefits. Provided that between the Resignation Date and April 1, 2022 (the “Separation Date”) (such period being referred to herein as the “Transition Services Period”), You continue to perform Your obligations identified in Section 1 above, and (ii) You execute, deliver and effectuate the Reaffirmation Agreement (substantially in the form attached hereto as Addendum A) on or within three calendar days following the Separation Date, you will receive the payments and benefits set forth in the Letter Agreement (“Transition Benefits”). The Company’s obligation to provide the Transition Benefits will terminate immediately if You breach this Agreement or if you do not execute or later revoke this Agreement. Further, Your compliance with the terms of this Agreement is a condition precedent to Your rights to any Transition Benefits. If You breach any term or condition of this Agreement and do not cure such breach within 10 days of written notice of breach, including but not limited to the restrictive covenants contained in Section 8, You shall be obligated to repay and the Company shall have the right to recoup any Transition Benefit previously provided to You, including any equity compensation, to the maximum extent permitted by applicable law.
3.Release. In exchange for the consideration set forth above, and subject to Section 20 below, You release and discharge the Company from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or of the Company’s decision to terminate Your employment, claims arising out of any separation or severance pay or benefits agreement with the Company, claims arising out of the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims arising under the Age Discrimination in Employment Act (ADEA), claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims,

Blake Wakefield
March 29, 2021

at law or in equity, recognized under any federal, state, or local law. You agree that You are not entitled to any additional payment or benefits, including, but not limited to, any equity interests, from the Company, except as set forth in this Agreement and the Letter Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination or to waive such claims. You acknowledge and represent that You: (i) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company through the date you sign this Agreement, and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act. Notwithstanding the foregoing, the release of claims set forth above does not waive (A) Your right to receive benefits under the Company’s 401(k) or pension plans, if any, that either (a) have accrued or vested prior to Your Resignation Date, or (b) are intended, under the terms of such plans, to survive Your separation from the Company, (B) Your rights under this Agreement or the Letter Agreement, (C) or your rights with respect to workers compensation or unemployment benefits. You acknowledge and agree that You are otherwise waiving all rights to sue or obtain equitable, remedial or punitive relief from the Company of any kind whatsoever concerning any claims subject to this release of claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. You expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. You understand the significance of Your release of unknown claims and Your waiver of statutory protection against a release of unknown claims. Notwithstanding the foregoing, You further acknowledge that You are not waiving and are not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that You hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation (other than any governmental whistleblower awards).
You further acknowledge and agree that, as of the day You sign this Agreement, You have fully disclosed to the Company any and all information which could give rise to claims against the Company, which information is listed on the attached Addendum B, and other than such conduct or actions You have disclosed to the Company on Addendum B, You are not aware of any conduct or action by the Company which would be in violation of any federal, state, or local law.
In exchange for Your waiver and release of claims against the Company, the Company expressly waives and releases You from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day the Parties execute this Agreement that may be waived and released by law with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties’ execution of the Agreement; and (ii) Your breach of any terms and conditions of the Agreement.
4.No Admission of Liability. This Agreement is not an admission of liability by You or the Company. You and the Company are entering into this Agreement to reach a mutual agreement concerning Your transition and separation from the Company.

Blake Wakefield
March 29, 2021

5.Non-Disparagement/Future Employment. You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company. You agree that the Company has no obligation to consider You for employment should You apply following the Resignation Date. The Company will use commercially reasonable efforts to prohibit its executive officers and directors from making any disparaging or defamatory statements, whether written or oral, regarding You.
6.Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or will make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, social networking site, “blog,” or “chat room,” judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company’s Chief Executive Officer in writing. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You will inform such person or entity (a) of this confidentiality provision, and (b) maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.
7.Return of Company Property. You will, upon request by the Company but in any event not later than the Resignation Date, immediately return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You will not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (b) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section will also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated with or related to the Company, or (ii) the Company’s customers, licensors, or suppliers. The Company acknowledges that you will retain or have access to Company’s property in performing obligations during the Transition Services Period.
8.Restrictive Covenants. You acknowledge and agree that the restrictions set forth below are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon Your right to work or earn a living when Your employment with the Company ends for any reason, and (i) You (1) served the Company as a Key Employee; and/or (2) served the Company as a Professional; and/or (3) customarily and regularly solicited Customers and/or Prospective Customers for the Company; and/or (4) customarily and regularly engaged in making sales or obtaining orders or contracts for products or services to be provided

Blake Wakefield
March 29, 2021

or performed by others in the Company; and/or (5) had a primary duty of managing a department or subdivision of the Company, (B) customarily and regularly directed the work of two or more other employees, and (C) had the authority to hire or fire other employees; and/or (ii) Your position was a position of trust and responsibility with access to (1) Confidential Information, (2) Trade Secrets, (3) information concerning Employees of the Company, (4) information concerning Customers of the Company, and/or (5) information concerning Prospective Customers of the Company.
i.Trade Secrets and Confidential Information. You will not: (i) use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Your possession or control, or (iii) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent. The obligations under this subsection will: (a) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (b) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement. The confidentiality, property, and proprietary rights protections set forth in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties. Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual will be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
ii.Non-Solicitation of Customers. During the Restricted Period, You will not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection will apply only to those Customers (a) with whom or which You dealt on behalf of the Company, whose dealings with the Company were coordinated or supervised by You, (c) about whom You obtained Confidential Information in the ordinary course of business as a result of Your association with the Company, or (d) who received products or services authorized by the Company, the sale or provision of which resulted in compensation, commissions, or earnings for You within two (2) years prior to the Resignation Date.
iii.Non-Solicitation of Prospective Customers. During the Restricted Period, You will not, directly or indirectly, solicit any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this subsection will apply only to those Prospective Customers with whom or which You dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or

Blake Wakefield
March 29, 2021

supervised by You, or (c) about whom You obtained Confidential Information in the ordinary course of business as a result of Your association with the Company.
iv.Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. For the avoidance of doubt, the foregoing restriction will prohibit You from disclosing to any third party the names, background information, or qualifications of any Employee, or otherwise identifying any Employee as a potential candidate for employment. The restrictions set forth in this subsection will apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised. Notwithstanding the foregoing, the placement of general advertisements that may or may not be targeted to a particular geographic or technical area but that are not specifically targeted toward any or all of the Company’s current or former employees shall not be deemed to be a breach of this subsection.
v.Non-Competition. During the Restricted Period, You will not, on Your own behalf or on behalf of any person or entity, engage in the Business within the Territory; provided, however, that You may work for a competitor within the Territory and during the Restricted Period if You first obtain express written permission from the Company’s Chief Executive Officer. For purposes of this subsection, the term “engage in” will include: (a) performing or participating in any activities which are the same as, or substantially similar to, activities which You performed or in which You participated, in whole or in part, for or on behalf of the Company; (b) performing activities or services about which You obtained Confidential Information or Trade Secrets as a result of Your association with the Company; and/or (c) interfering with or negatively impacting the business relationship between the Company and a Customer, Prospective Customer, or any other third party about whom You obtained Confidential Information or Trade Secrets as a result of Your association with the Company.
vi.Definitions. For purposes of this Section 8 only, the capitalized terms will be defined as follows:
a.“Business” means (x) those activities, products, and services that are the same as or similar to the activities conducted and products and services offered and/or provided by the Company or any of its subsidiaries, affiliates, or predecessors within two (2) years prior to termination of Your employment with the Company, and (y) (1) renting, leasing, and/or selling new or reconditioned consumer electronics, computers (including hardware, software, and accessories), appliances, household goods, residential furniture, and home furnishings; (2) providing web-based, virtual or remote lease-to-own programs, buy-now-pay-later programs or financing; and/or (3) issuing consumer credit cards and credit card and other consumer credit accounts, making consumer loans, cash advances and other extensions of credit and engaging in any other programs or activities for the origination or acquisition of loans, receivables or other payment obligations of consumers.
    Companies engaged in the Business include, but are not limited to, the following entities and each of their respective parents, owners, subsidiaries, affiliates, franchisees, assigns, or successors in interest or persons with any of the listed Companies or trade names below, which You acknowledge and agree directly compete with the Company:

Blake Wakefield
March 29, 2021

AcceptanceNow; Acima; Affirm; Afterpay; American First Finance, Inc.; American Rental; Bi-Rite Co., d/b/a Buddy’s Home Furnishings; Bestway Rental, Inc.; Better Finance, Inc.; billfloat; Bluestem Brands, Inc.; Bread; Conn’s, Inc.; Crest Financial; Curacao Finance; Discovery Rentals; Easyhome, Inc.; Flexi Compras Corp.; FlexShopper LLC; Fortiva Financial, LLC; FuturePay; Genesis Financial Solutions, Inc.; Katapult; Klarna; Lendmark Financial Services, Inc.; Mariner Finance, LLC; Merchants Preferred Lease-Purchase Services; New Avenues, LLC; Okinus; Premier Rental-Purchase, Inc.; OneMain Financial Holdings, Inc.; PayPal; Purchasing Power, LLC; Regional Management Corp.; QuadPay; Rent-A-Center, Inc. (including, but not limited to, Colortyme); Santander Consumer USA Inc.; Sezzle; SmartPay Leasing, Inc.; Snap Finance; Splitit; Springleaf Financial; TEMPOE; Tidewater Finance Company; WhyNotLeaseIt; West Creek Financial; and Zip Pay.
b.“Confidential Information” means: (1) information of the Company, to the extent not considered a Trade Secret under applicable law, that: (A) relates to the business of the Company or any of its subsidiaries, affiliates, or predecessors, (B) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Company or any of its subsidiaries, affiliates, or predecessors, (C) possesses an element of value to the Company or any of its subsidiaries, affiliates, or predecessors, and (D) is not generally known to the Company’s competitors (or those of any of the Company’s subsidiaries, affiliates, or predecessors), and (2) information of any third party provided to the Company or any of its subsidiaries, affiliates, or predecessors which any of the foregoing is obligated to treat as confidential. Confidential Information includes, but is not limited to: (I) methods of operation, (II) price lists, (III) financial information and projections, (IV) personnel data, (V) future business plans, (VI) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (VII) advertising or marketing plans, and (VIII) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any other third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by the Company, and Customer and Prospective Customer information compiled by the Company. Confidential Information will not include any information that: (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.
c.“Customer” means any person or entity in which the Company or any of its subsidiaries, affiliates, or predecessors has engaged in the conduct of the Business.
d.“Employee” means any person who (i) is employed by the Company as of the Effective Date, Resignation Date or as of the Separation Date (as applicable), or (ii) was employed by the Company or any of its subsidiaries, affiliates, or predecessors during the calendar year immediately preceding the Resignation Date.
e.“Key Employee” means that, by reason of the Company’s (or any subsidiary’s, affiliate’s, or predecessor’s) investment of time, training, money, trust, exposure to the public, or exposure to Customers, vendors, or other business relationships during the course of Your employment with the Company (or any of its subsidiaries, affiliates, or predecessors), You have gained a high level of notoriety, fame, reputation, or public persona as the Company’s

Blake Wakefield
March 29, 2021

representative or spokesperson, or will gain a high level of influence or credibility with Customers, vendors, or other business relationships, or will be intimately involved in the planning for or direction of the Business. Such term also means that You possess selective or specialized skills, learning, or abilities or customer contacts or customer information by reason of having worked for the Company or any of its subsidiaries, affiliates, or predecessors.
f.“Material Interaction” means any interaction with an Employee which related, directly or indirectly, to the performance of Your duties or the Employee’s duties for the Company or any of its subsidiaries, affiliates, or predecessors.
g.“Professional” means an employee who has a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor. Such term will not include employees performing technician work using knowledge acquired through on- the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer, or a ministerial employee.
h.“Prospective Customer” means any person or entity to which the Company or any of its subsidiaries, affiliates, or predecessors has solicited in the conduct of the Business.
i.“Restricted Period” means during the Transition Services Period and for twelve (12) months immediately following the Separation Date.
j.“Territory” means within each of the following discrete, severable, geographic areas:
i.any state or province in which You performed services for or on behalf of the Company or any of its subsidiaries, affiliates, or predecessors during the last two (2) years of Your employment with the Company or any of its subsidiaries, affiliates, or predecessors (or during Your employment if employed less than two (2) years); and/or if this subclause or any portion thereof is found to be unenforceable; and
ii.the United States of America (including the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming, as well as the District of Columbia) and Canada (including the following provinces: Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan; and/or if this subclause or any portion thereof is found to be unenforceable.

Blake Wakefield
March 29, 2021

The Parties acknowledge and agree that the Territory described above (i) represents a good faith estimate of the geographic areas that are applicable at the time of termination of Your employment; (ii) will be construed ultimately to cover only so much of such estimate as relates to the geographic areas actually involved within a reasonable period of time prior to Your termination; and (iii) is drafted in such a way that a court may modify the definition and grant only the relief reasonably necessary to protect such legitimate business interests.
k.“Trade Secrets” means information of the Company or any of its subsidiaries, affiliates, or predecessors, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
9.Injunctive Relief. If You breach or threaten to breach any portion of this Agreement, You agree that: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement will limit the Company’s right to any other remedies at law or in equity.
10.Independent Enforcement. Each of the covenants set forth in Section 8 above will be construed as an agreement independent of (a) each of the other covenants set forth in Section 8, (b) any other agreements, or (c) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, will not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 8 above. The Company will not be barred from enforcing any of the covenants set forth in Section 8 above by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.
11.Cooperation. You agree that, during the Restricted Period, You will cooperate with and assist the Company and its legal counsel in connection with any compliance or other matters related to the Company about which You may have knowledge, including, but not limited to, any internal investigation or audit, any administrative, regulatory, or judicial investigation, or any proceeding, litigation, or dispute with a third party. Such cooperation will include, but will not be limited to, meeting and/or conferring with Company representatives and counsel at reasonable times to respond to such matters, being available to the Company upon reasonable notice and at reasonable times and places for interviews and factual investigations, and appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal

Blake Wakefield
March 29, 2021

process. You further agree that You will not voluntarily appear in any proceeding brought by another private party, which party is adverse to the Company, unless required by law, and if so required, You must promptly notify the Company’s General Counsel.
12.Section 409A. The Company intends that all benefits provided under this Agreement will either be exempt from or comply with Section 409A.
vii.Installment Payments. With respect to the payments to be made to You pursuant to Section 2 of this Agreement, each such payment is a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is made within 2-1/2 months following the end of the year that contains the date of Your termination of employment is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A; each other payment is intended to be exempt under the two times compensation exemption of Treasury Reg. § 1.409A-1(b)(9)(iii) up to the limitation on availability of that exemption specified in the regulation; and each payment that is not exempt from Section 409A will be subject to delay (if necessary) in accordance with subsection (b) below.
viii.Six-Month Delay. With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and Your exercise of authority or discretion hereunder will comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject You to the payment of interest and additional tax that may be imposed under Section 409A. As a result, if You are a “specified employee” on the date of Your separation from service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Your termination of employment, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A and that is payable to You in connection with Your separation from service will not be paid until the first business day following the expiration of six months after Your date of separation from service (if You die after Your date of separation from service but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Your estate without regard to such six month delay).
ix.Separation from Service. Notwithstanding anything in this Agreement to the contrary, any payments to be made hereunder and any other amount or benefit to be provided hereunder that would constitute non-exempt “deferred compensation” for purposes of Section 409A which would otherwise be payable or distributable hereunder by reason of Your termination of employment, will not be payable or distributable to You by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution will be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

Blake Wakefield
March 29, 2021

13.Prohibited Post-Employment Activities. You acknowledge and agree that, effective as of the Resignation Date: (a) you will remove any reference to the Company as Your current employer from any source You control, either directly or indirectly including, but not limited to, any Social Media such as LinkedIn, Facebook, Google+, Twitter, and/or Instagram, and (b) You are not permitted to represent Yourself as currently being employed by the Company to any person or entity, including, but not limited to, on any Social Media. For purposes of this Section, “Social Media” means any form of electronic communication (such as Web sites for social networking and micro blogging) through which users create online communities to share information, ideas, personal messages and other content, such as videos.
14.Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the release set forth in Section 3, the prevailing party will be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.
15.Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and any other amounts that would otherwise be due to You, including under Section 2 above, except to the extent such amounts constitute “deferred compensation” under Internal Revenue Code Section 409A; provided, however, that You will be paid minimum wage for all hours worked during Your final pay period. Nothing in this Section 15 will limit the Company’s right to pursue means other than or in addition to deduction to recover the full amount of any outstanding obligations to the Company.
16.Waiver. The Company’s failure to enforce any provision of this Agreement will not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement will not act as a waiver of any other breach.
17.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision will be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision will be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions will remain in full force and effect.
18.Successors and Assigns. This Agreement will be assignable to, and will inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and will be binding upon You and Your heirs and assigns.
19.Entire Agreement. This Agreement, including the Letter Agreement, Addenda A and B which are incorporated by reference, constitutes the entire agreement between the Parties; provided, however, that any post- termination obligations to which You are subject contained in any other agreement with the Company (the “Post-Termination Obligations”) will remain in full force and effect and will survive cessation of Your employment. You acknowledge that the Post-Termination Obligations are valid, enforceable, and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. This Agreement supersedes any prior communications, agreements, or understandings, whether oral or written, between the

Blake Wakefield
March 29, 2021

Parties arising out of or relating to Your employment and the termination of that employment; provided, however, that the Parties acknowledge and agree that this Agreement does not supersede the Post-Termination Obligations. Other than the terms of this Agreement, no other representation, promise, or agreement has been made with You to cause You to sign this Agreement.
20.Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other Agreement between You and the Company, nothing in this Agreement or in any other Agreement will limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.
21.Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Utah will govern this Agreement. If Utah’s conflict of law rules would apply another state’s laws, the Parties agree that Utah law will still govern. You consent to the personal jurisdiction of the courts in Utah. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.
22.Counterparts. The Parties acknowledge and agree that this Agreement may be executed in one or more counterparts, including facsimiles and scanned images, and it will not be necessary that the signatures of all Parties hereto be contained on any one counterpart, and each counterpart will constitute one and the same agreement.
You acknowledge that You have entered into this Agreement freely and without coercion, that You have been advised by the Company to consult with counsel of Your choice, that You have had adequate opportunity to so consult, and that You have been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). You understand that You may execute this Agreement fewer than 21 days from its receipt from the Company but agree that such execution will represent Your knowing waiver of such Consideration Period. You further acknowledge that within the 7-day period following Your execution of this Agreement (the “Revocation Period”), You will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Your revocation hereof. In order to be effective, notice of Your revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period. Such revocation must be sent in writing to the Company’s Chief Executive Officer by the following methods: (a) personal delivery; (b) registered or certified mail (postage prepaid, return receipt requested) or national overnight courier service to 256 W. Data Drive, Draper, Utah, 84020, Attn: General Counsel; or (c) email transmission to marvin.fentress@progleasing.com.

Blake Wakefield
March 29, 2021

If the terms set forth in this Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company. If the Company does not receive a signed original on or before the 22nd day after You receive this Agreement, then this offer is automatically revoked and You will not be entitled to the consideration set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.
PROG Holdings, Inc.

Steven A. Michaels
Chief Executive Officer
Date:

Blake Wakefield

Date:

ADDENDUM A
REAFFIRMATION AGREEMENT
This Reaffirmation Agreement (the “Reaffirmation Agreement”) is entered into as of April __, 2022 by and between PROG Holdings, Inc. (the “Company”) and Blake Wakefield (“You” or “Your”) (collectively, the “Parties”). Unless otherwise noted, the capitalized terms in this Reaffirmation Agreement are defined in that certain Separation and General Release Agreement between the Parties dated as of April 1, 2021 (the “Release Agreement”).
1.Purpose. The purpose of this Reaffirmation Agreement is to effectuate the intent and agreement of the Parties as reflected in the Release Agreement, by advancing to the execution date of this Reaffirmation Agreement the effective date of Your general waiver and release of all claims against the Company, as set forth in Section 3 of the Release Agreement.
2.Consideration. The Parties expressly acknowledge the adequacy and sufficiency of the consideration flowing to one another for their execution of this Reaffirmation Agreement, as set forth fully in the Release Agreement.
3.Waiver and Release of Claims. Accordingly, with Your signature below, You specifically acknowledge and reaffirm Your waiver and release of all claims that You have or may have (whether known or unknown) against the Company, to the same extent and with all conditions, exceptions and provisos thereto as reflected in Sections 3 and 20 of the Release Agreement. You understand and agree that such waiver and release will be effective as to all claims arising on or before the date You execute this Reaffirmation Agreement, subject to Your effectuation of this Reaffirmation Agreement in the manner set forth in the next Section hereof.
4.ADEA Compliance. You acknowledge that You have entered into this Reaffirmation Agreement freely and without coercion, that You have been advised by the Company to consult with counsel of Your choice, that You have had adequate opportunity to so consult, and that You have been given all time periods required by law to consider this Reaffirmation Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). You understand that You may execute this Reaffirmation Agreement fewer than 21 days from its receipt from the Company but agree that such execution will represent Your knowing waiver of such Consideration Period. You further acknowledge that within the 7-day period following Your execution of this Reaffirmation Agreement (the “Revocation Period”), You will have the unilateral right to revoke this Reaffirmation Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Your revocation hereof. In order to be effective, notice of Your revocation of this Reaffirmation Agreement must be received by the Company in writing on or before the last day of the Revocation Period, directed to the same individuals identified in the Release Agreement. For the avoidance of doubt, any revocation of this Reaffirmation Agreement will result in the Company having no obligation to provide You any Transition Benefits. Further, Your execution and non-revocation of this Reaffirmation Agreement is a condition precedent to Your rights to any

Transition Benefits. If you do not execute or later revoke this Reaffirmation Agreement, You shall be obligated to repay and the Company shall have the right to recoup any Transition Benefit previously provided to You, including any equity compensation, to the maximum extent permitted by applicable law.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Reaffirmation Agreement effective as of April __, 2022.

PROG Holdings, Inc.

Steven A. Michaels
Chief Executive Officer
Date:

Blake Wakefield

Date:

ADDENDUM B
KNOWN CLAIMS

None.